Exhibit 10.11

March 19, 2007

Richard Murray
President, 8x8, Inc.

Dear Richard:

This letter confirms that you are effectively resigning from 8x8, Inc. ("8x8") on March 27, 2007, which starts the severance provisions outlined below, pursuant to final approval via formal resolution by 8x8's Board of Directors at its regularly scheduled meeting on March 27, 2007:

  EMPLOYMENT. You effectively remain an employee of 8x8 through September 27, 2007, though are free to seek employment elsewhere, subject to honoring the obligations of noncompete (which are determined at the time you are engaging in any new activity, and are intended to prevent 8x8 from paying you salary while you are working for a direct competitor, such as Vonage, SunRocket or Covad, whereas employment at Google or elsewhere would not conflict so long as there is no direct competition with 8x8) and nondisclosure, as well as assignment of intellectual property developed through March 27, 2007. You owe us nothing on intellectual property developed after March 27, 2007. You agree for a period of six months after March 27, 2007 to be available to consult on matters as they might arise that relate to your employment prior to March 27, 2007, including answering questions or talking to some partner or party who may require reassurance, or operational or legal assistance. Your approved expenses incurred through March 27, 2007 will be paid out through the normal expense report process. You resign as an officer effective March 27, 2007. You will continue to be paid via 8x8's normal payroll through September 27, 2007, at which time you will be reimbursed for your PTO at your final exit interview.

  STOCK, MEDICAL AND OTHER BENEFITS. You will continue to vest your existing stock grants subject to stock plan provisions through September 27, 2007. You will continue to receive medical and other benefits, including 401(k) and ESPP, for this 6 month period (through September 27, 2007) other than PTO which ceases to accrue on March 27, 2007.

  8x8 PROPERTY AND E-MAIL. You may continue to use any 8x8 equipment presently in your possession if you desire. After March 27, 2007 you will be reimbursed for any approved 8x8 phone calls/expenses on your cell phone or elsewhere incurred as part of any 8x8 consulting herein through the normal expense report process. 8x8 will discontinue your access to PeopleSoft, Packet8 Administration, E-mail and other internal systems on March 27, 2007. You will deliver all 8x8 property back to the company on or before September 27, 2007 at your final exit interview.

  WAIVER. You hereby waive any and all claims against 8x8, Inc., its affiliates and subsidiaries (herein "8x8"), and 8x8's officers, directors, employees, consultants, contractors and customers.

Thank you for your cooperation and for your many contributions to 8x8.

Approved:__________________________________
                    Richard Murray

Sincerely,

Bryan R. Martin
Chairman & CEO, 8x8, Inc.